EXHIBIT 1

Joint Filing Agreement

The undersigned hereby agree that the statements on Schedule 13D, dated as of the date hereof (the “Statement”), with respect to the Ordinary Shares, par value $0.001 per share, of DSJP Enterprises Inc., a British Virgin Island corporation, is, and any amendments thereto executed by each of us shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, and that this Joint Filing Agreement shall be included as an exhibit to the Statement and each such amendment.  Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning itself contained therein.  This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement as of  December 2, 2010.

/s/ Shri Krishan Gupta Shri Krishan Gupta
/s/ Raj K. Gupta Raj K. Gupta
Nagina Partners LLC By: /s/ Raj K. Gupta Name: Raj K. Gupta Title: President
Nagina Engineering Investment Corp. By: /s/ Raj K. Gupta Name: Raj K. Gupta Title: President